Exhibit 99.1

Important Notice to Directors and Executive Officers of

Exelon Corporation

Concerning the Blackout Period under the

Exelon Employee Savings Plan

May 25, 2016

Exelon is changing plan record keepers for the Exelon Employee Savings Plan (ESP) from Hewitt Associates LLC to Northwest Plan Services, Inc. (NWPS), effective July 1, 2016. To ensure the accurate transition of records to NWPS, Exelon will suspend ESP account access and transactions temporarily during a “blackout period.” The “blackout period” is expected to begin on June 22, 2016 and end during the week of July 3, 2016. Exelon expects to complete the change by Wednesday, July 6, 2016 (but the transition may continue through the week of July 3, 2016). In connection with this change, participants and beneficiaries under the ESP will be temporarily unable to:

•	direct or diversify investments in their ESP accounts,

•	receive a distribution (or withdrawal) in the form of Exelon common stock, or

•	make other requests associated with the ESP.

This short-term period during which ESP participants and beneficiaries will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require Exelon to also prohibit Exelon’s directors and executive officers from trading in Exelon common stock during this period. Accordingly, during the “blackout period” you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Exelon common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of Exelon. For example, you will be prohibited from:

•	transferring your own ESP account into or out of shares of Exelon common stock,

•	buying or selling shares of Exelon common stock on the open market, and

•	exercising Exelon stock options.

During this period, you can determine whether the “blackout period” has started or ended by calling a myHR Benefits representative at 1-877-739-3566, Monday – Friday, 7 a.m. to 6 p.m. CDT/ 8 a.m. to 7 p.m. EDT.

(In addition, you are subject to Exelon’s securities trading policy that imposes certain other restrictions on your ability to enter into transactions with respect to Exelon common stock.)

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties. Accordingly, you must refrain from making any trades in Exelon common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact the Company’s Office of Corporate Governance at 10 S. Dearborn St., 49th floor, Chicago, Illinois 60603, or call Scott Peters at 312-394-7252 or Brian Buck at 202-872-3364.